Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS FIRST QUARTER 2006 RESULTS

Earnings Reflect Solid Results in Each of the Health and Related Benefits Businesses

PHILADELPHIA, May 3, 2006 -- CIGNA Corporation (NYSE: CI) today reported net income of $352 million, or $2.87 per share1, for the first quarter of 2006 compared with $436 million, or $3.28 per share1, for the same period last year.

CIGNA's adjusted income from operations2 was $258 million, or $2.11 per share1, for the first quarter of 2006 versus $297 million, or $2.24 per share1, for the same period last year. The decrease primarily reflects lower earnings in CIGNA's health care business.

“We generated solid earnings in each of our businesses in the first quarter of 2006,” said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. “In health care, our membership was stable and remains on track for growth over the course of the year. Our group disability and life business and our international operations posted strong results reflecting the strength of their competitive positions. Looking ahead, we’ll continue to invest in and capitalize on our unique capabilities as a consumer-focused health advocate to improve the health of our members and maintain our leadership in the consumer-driven benefits marketplace.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	Mar. 31, 2006	Mar. 31, 2005	Dec. 31, 2005
Adjusted income from operations	$258	$297	$235
Realized investment gains (losses), net	94	11	(29)
Special items,[3] net	-	128	4

Net income	$ 352	$ 436	$ 210
Adjusted income from operations, per share[1]	$ 2.11	$ 2.24	$ 1.87

Net income per share[1]	$ 2.87	$ 3.28	$ 1.67

•	Consolidated revenues were $4.1 billion for the first quarter of 2006 and $4.3 billion for the first quarter of 2005.

•
Health care medical claims payable[4] were approximately $750 million at March 31, 2006 and $800 million at December 31, 2005. The decline primarily reflects the impact of favorable prior year claim development.

•
The company repurchased on the open market approximately 3.4 million shares of its stock for $419 million during the first quarter of 2006 and approximately 947,000 shares for $121 million in April 2006. On April 26, 2006, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. As of May 3, 2006, the company has approximately $720 million of stock repurchase authority available.

•
Cash and investments at the parent company were approximately $1.0 billion at both March 31, 2006 and December 31, 2005, reflecting continued strong dividends from subsidiaries and the impact of stock repurchase activity.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings” are adjusted income from operations[2], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical products and specialty health care products, including behavioral, dental and pharmacy-related products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.

Financial Results (dollars in millions, medical membership in thousands):

	First Qtr.	First Qtr.		Fourth Qtr.
	2006	2005	Change	2005	Change
Adjusted Segment Earnings, After-Tax	$156	$205	(24)%	$160	(3)%
Premiums and Fees	$2,356	$2,499	(6)%	$2,621	(10)%
Segment Margin, After-Tax[5]	5.6%	7.2%	(160) bps	5.4%	20 bps

Total Medical Membership	9,018	9,006	--	9,090	(1)%

•
Adjusted segment earnings include favorable after-tax prior year claim development of $16 million for the first quarter 2006, $11 million for the fourth quarter 2005 and $67 million for the first quarter 2005. Excluding prior year claim development, the first quarter 2006 adjusted segment earnings reflect strong medical management, solid operating expense execution, lower than expected guaranteed cost results, and losses in the Medicare Part D program.

•
Health Care segment premiums and fees reflect the loss of a large prescription drug contract in 2006 with minimal earnings impact. Excluding the impact of this one account, premiums and fees increased by approximately 6% year-over-year, primarily due to rate increases.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	First Qtr.	First Qtr.		Fourth Qtr.
	2006	2005	Change	2005	Change

Adjusted Segment Earnings, After-Tax	$58	$59	(2)%	$52	12%
Premiums and Fees	$508	$508	--	$548	(7)%
Segment Margin, After-Tax[5]	9.4%	9.5%	(10) bps	7.9%	150 bps

•	Adjusted segment earnings in the quarter benefited from continued strong disability management results and favorable mortality in the group life and accident businesses.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in selected international markets.

Financial Results (dollars in millions):

	First Qtr.	First Qtr.		Fourth Qtr.
	2006	2005	Change	2005	Change

Adjusted Segment Earnings, After-Tax	$37	$30	23%	$23	61%
Premiums and Fees	$357	$302	18%	$320	12%
Segment Margin, After-Tax[5]	9.9%	9.6%	30 bps	6.8%	310 bps

•
The year-over-year increase in adjusted segment earnings, as well as in premiums and fees, is due to substantial growth in the U.S. expatriate benefits business and the life, accident and health insurance business, particularly in South Korea.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	First Qtr.	First Qtr.		Fourth Qtr.
	2006	2005	Change	2005	Change
Run-off Retirement	$ -	$ 5	--	$ 5	--
Run-off Reinsurance	$ -	$(16)	--	$(35)	--
Other Operations	$ 25	$ 30	(17)%	$ 35	(29)%
Corporate	$(18)	$(16)	(13)%	$(5)	(260)%

•	Run-off Reinsurance results include the favorable impact of year-to-date stock market appreciation and higher interest rates on the guaranteed minimum income benefit contracts.

•	Earnings for Other Operations reflect continued strong corporate-owned life insurance results.

OUTLOOK

•
CIGNA currently estimates full year 2006 consolidated adjusted income from operations[2,3,6] to be in the range of $920 million to $980 million, or $7.50 to $8.00 per share[1], including $600 million to $650 million for the Health Care segment.

•
CIGNA currently estimates second quarter 2006 consolidated adjusted income from operations[2,3,6] to be in the range of $210 million to $230 million, or $1.75 to $1.90 per share[1], including $140 million to $150 million for the Health Care segment.

•	CIGNA’s earnings per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the 2006 earnings outlook on CIGNA's first quarter 2006 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review first quarter 2006 results and discuss the full year and second quarter 2006 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
CIGNA measures the financial results of its segments using Segment Earnings, which is defined as net income (loss) excluding realized investment results. Adjusted income from operations is segment earnings excluding special items (which are identified and quantified in Note 3). Adjusted income from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is net income. See Exhibit 2 for a reconciliation, by segment, of first quarter 2006 and 2005 GAAP segment earnings and consolidated net income to adjusted income from operations.

3.	The special items included in net income and segment earnings, but excluded from adjusted income from operations, adjusted segment earnings and the calculation of segment margins are:

Fourth Quarter 2005
•	After-tax gain of $4 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business (“the accelerated deferred gain”).

First Quarter 2005
•	After-tax gain of $169 million resulting from the accelerated deferred gain.
•	After-tax charge of $33 million related to CIGNA's efforts to streamline its Health Care operations and supporting areas.
•	After-tax net charge of $8 million related to modified coinsurance arrangements for the sale of the retirement benefits business.

4.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.1 billion as of March 31, 2006 and $1.2 billion as of December 31, 2005.

5.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues excluding realized investment results. The Health Care segment’s margin, including special items for the three months ended March 31, 2005, was 6.8%.

6.
Information is not available for management to reasonably estimate future net income at this time. Full year 2006 net income will include realized investment results, which are not predictable, and may include special items. Special items for full year 2006 could include additional accelerated recognition of the deferred gain on the sale of the retirement benefits business and potential charges associated with cost reduction initiatives. Other than these items, information is not available for management to identify or reasonably estimate 2006 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company's earnings estimates for the full year and second quarter 2006. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that medical membership does not grow as expected;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA's retirement benefits business;
5.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings and federal tax audits;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
16.	changes in federal laws, such as amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;
17.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical and disability expenses, pharmacy costs, and mortality experience to rise significantly and cause operational disruption, depending on the severity of the event and number of individuals affected;

18.	risks associated with security or interruption of information systems, which could among other things cause operational disruption; and

19.	risk factors detailed in CIGNA's Form 10-K for the year ended December 31, 2005, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. Other sections of the Annual Report on Form 10-K, including the “Risk Factors” section, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

		Exhibit 1
CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)
	Three Months Ended
	March 31,
	2006	2005

REVENUES
Premiums and fees	$3,268	$3,362
Net investment income	329	330
Other revenues (1)	366	636
Realized investment gains	144	17
Total	$4,107	$4,345

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)
Health Care	$156	$205
Disability and Life	58	59
International	37	30
Run-off Retirement	-	5
Run-off Reinsurance	-	(16)
Other Operations	25	30
Corporate	(18)	(16)
Total	$258	$297

NET INCOME

Segment Earnings (Loss)
Health Care	$156	$191
Disability and Life	58	59
International	37	30
Run-off Retirement	-	166
Run-off Reinsurance	-	(16)
Other Operations	25	30
Corporate	(18)	(35)
Total	258	425
Realized investment gains, net of taxes	94	11
Net income	$352	$436

DILUTED EARNINGS PER SHARE:
Adjusted income from operations	$2.11	$2.24
Realized investment gains, net of taxes	0.76	0.08
Special items, after-tax	-	0.96
Net income	$2.87	$3.28
Weighted average shares (in thousands)	122,513	132,726

SHAREHOLDERS' EQUITY at March 31:	$5,352	$5,309

SHAREHOLDERS' EQUITY PER SHARE at March 31:	$44.69	$40.56

(1) Includes the following items:
- Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($40 million loss for the first quarter of 2006 and $38 million gain for the first quarter of 2005). CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.

-Pre-tax accelerated amortization ($4 million for the first quarter of 2006 and $260 million for the first quarter of 2005) of deferred gain on sale of retirement benefits business.

(2) See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated net income determined in accordance with generally accepted accounting principles (GAAP).

									Exhibit 2
CIGNA Corporation
Supplemental Financial Information
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings				Health		Disability
	Per Share		Consolidated		Care		& Life		International
Three Months Ended March 31,	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$2.11	$2.24	$258	$297	$156	$205	$58	$59	$37	$30

Special items, after-tax:
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	1.27	-	169	-	-	-	-	-	-
Charge for cost reduction programs	-	(0.25)	-	(33)	-	(14)	-	-	-	-
Charge associated with modified coinsurance arrangement	-	(0.06)	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	$2.11	$3.20	$258	$425	$156	$191	$58	$59	$37	$30
Realized investment gains, net of taxes	0.76	0.08	94	11
Net income **	$2.87	$3.28	$352	$436

	Run-off		Run-off		Other
	Retirement		Reinsurance		Operations		Corporate
Three Months Ended March 31,	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$-	$5	$-	$(16)	$25	$30	$(18)	$(16)

Special items, after-tax:
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	169	-	-	-	-	-	-
Charge for cost reduction programs	-	-	-	-	-	-	-	(19)
Charge associated with modified coinsurance arrangement	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	$-	$166	$-	$(16)	$25	$30	$(18)	$(35)
Realized investment gains, net of taxes
Net income **

	Diluted
	Earnings		Health	Disability
Three Months Ended December 31, 2005	Per Share	Consolidated	Care	& Life	International

Adjusted income (loss) from operations	$1.87	$235	$160	$52	$23

Special items, after-tax:
Accelerated recognition of deferred gain
on sale of retirement benefits business	0.03	4	-	-	-

Segment earnings (loss) *	$1.90	$239	$160	$52	$23
Realized investment gains, net of taxes	(0.23)	(29)
Net income **	$1.67	$210

	Run-off	Run-off	Other
Three Months Ended December 31, 2005	Retirement	Reinsurance	Operations	Corporate

Adjusted income (loss) from operations	$5	$(35)	$35	$(5)

Special items, after-tax:
Accelerated recognition of deferred gain
on sale of retirement benefits business	4	-	-	-

Segment earnings (loss) *	$9	$(35)	$35	$(5)
Realized investment gains, net of taxes
Net income **

* CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as net income (loss) excluding after-tax realized investment gains (losses).
** Net income is determined in accordance with generally accepted accounting principles (GAAP).